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                                                                    Exhibit 11.1

                  STATEMENT RE: COMPUTATION OF PER SHARE LOSSES


                                                                         For the Three          For the Nine
                                                    Total # of            Months Ended          Months Ended
                                                   shares issued         June 30, 1996         June 30, 1996
                                                   --------------       --------------         -------------
                                                                          (Unaudited)           (Unaudited)



Shares outstanding at September 30, 1996            2,082,821             2,082,821             2,082,821

  Issuance of common stock                          1,210,150             1,210,150               874,488

  Issuance of common stock                            400,000               197,802                65,693
                                                    ---------            ----------            ----------

Weighted number of shares
  outstanding at June 30, 1996                      3,692,971             3,490,773             3,023,002
                                                    =========            ==========            ==========

Net loss for the period                                                  $  885,410            $2,378,298
                                                                         ==========            ==========

Net loss per share                                                       $     0.25            $     0.79
                                                                         ==========            ==========



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